Exhibit 99.3

RPM INTERNATIONAL INC.

Offer to Exchange its

4.45% Senior Exchange Notes due 2009
which have been registered under the Securities Act of 1933
for any and all of its outstanding
4.45% Senior Notes due 2009

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
NEW YORK CITY TIME, ON , , UNLESS THE OFFER IS EXTENDED.

To Our Clients:

Enclosed for your consideration is a Prospectus dated              , 2004 (as the same may be amended or supplemented from time to time, the “Prospectus”), and the related Letter of Transmittal in connection with the offer by RPM International Inc., a Delaware corporation (the “Company”), upon the terms and subject to the conditions set forth in the Prospectus and the related Letter of Transmittal, to exchange up to $200,000,000 aggregate principal amount of its 4.45% Senior Exchange Notes Due 2009 (the “New Notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of its outstanding 4.45% Senior Notes Due 2009 (the “Old Notes”). The Prospectus and the related Letter of Transmittal are collectively referred to herein as the “Exchange Offer.” Capitalized terms used but not defined herein shall have the same meaning given them in the Prospectus.

We hold of record or as a participant (a “Participant”) in The Depository Trust Company (“DTC”) certain Old Notes held for your account. A tender of such Old Notes can be made only by us as the holder of record or as a Participant and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Old Notes held by us for your account.

We request that you advise us whether you wish us to tender any or all of the Old Notes held by us for your account upon the terms and subject to the conditions set forth in the Prospectus and related Letter of Transmittal.

Your instructions to us should be forwarded as promptly as possible in order to permit us to execute the Letter of Transmittal and tender your Old Notes on your behalf in accordance with the terms of the Exchange Offer.

YOUR PROMPT ACTION IS REQUESTED. PLEASE NOTE THAT THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                          ,      , UNLESS EXTENDED.

Your attention is directed to the following:

1.	The Exchange Offer is for any and all of the Old Notes.

2.	Old Notes validly tendered and not withdrawn will be exchanged for New Notes promptly following the Expiration Date, provided that all conditions to the Exchange Offer have been satisfied or waived. In the event the Exchange Offer is not consummated, tendered Old Notes will be returned to the tendering holders thereof.

The Company reserves the right in its sole and absolute discretion, subject to applicable law, at any time and from time to time, (i) to delay the acceptance of the Old Notes for exchange, (ii) to terminate the Exchange Offer (whether or not any Old Notes have therefore been accepted for exchange), (iii) to extend the Expiration Date of the Exchange Offer and retain all Old Notes tendered pursuant to the Exchange Offer, subject, however, to the right of holders of Old Notes to withdraw their tendered Old Notes as described in the Prospectus under “The Exchange Offer — Withdrawal Rights,” and (iv) to waive any condition or otherwise amend the terms of the Exchange Offer in any respect.

3.	The Exchange Offer expires at 5:00 p.m., New York City time, on , , unless amended.

4.	Tendering holders will not be obligated to pay brokerage fees or commissions. Any transfer taxes with respect to the sale and transfer of any Old Notes pursuant to the Exchange Offer will be paid by the Company, except as otherwise provided in Instruction 11 of the Letter of Transmittal and in the Prospectus under “The Exchange Offer — Fees and Expenses.”

If you wish to have us tender any and all of your Old Notes, please so instruct us by completing, signing and returning to us in the enclosed envelope the instruction form set forth below. The specimen Letter of Transmittal is furnished to you for information only and may not be used to tender Old Notes. Your instructions to us should be forwarded as promptly as possible in order to permit us to tender Old Notes on your behalf in accordance with the provisions of the Exchange Offer.

Pursuant to the Letter of Transmittal, each holder of Old Notes who tenders Old Notes will represent to the Company that (i) the holder is not an “affiliate” of the Company, (ii) any New Notes to be received by the holder are being acquired in the ordinary course of its business, and (iii) the holder has no arrangement or understanding with any person to participate, and is not engaged and does not intend to engage in a distribution (within the meaning of the Securities Act) of such New Notes. If the tendering holder is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes, we will represent on behalf of such broker-dealer that the Old Notes to be exchanged for the New Notes were acquired by it as a result of market-making activities or other trading activities, and acknowledge on behalf of such broker-dealer that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Securities. By acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes, such broker-dealer is not deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

INSTRUCTIONS WITH RESPECT TO THE EXCHANGE OFFER

The undersigned acknowledge(s) receipt of your letter and the enclosed Prospectus dated              , 2004 and the related specimen Letter of Transmittal in connection with the Exchange Offer by RPM International Inc.

This will instruct you to tender the Old Notes indicated below held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Prospectus and the related Letter of Transmittal.

Please tender the Old Notes held by you for my account. If I do not wish to tender all of the Old Notes held by you for my account, I have indicated below the principal amount of Old Notes that I do wish tendered.

Principal Amount of Old Notes tendered (must be $1,000 in principal amount and integral multiples thereof).

Dated

(Signature(s))

(Please print name(s) here)

Area Code and Telephone No.

UNLESS A SPECIFIC CONTRARY INSTRUCTION IS GIVEN IN THE SPACE PROVIDED, YOUR SIGNATURE(S) HEREON SHALL CONSTITUTE AN INSTRUCTION TO US TO TENDER ALL YOUR OLD NOTES.

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